UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2015

ASURE SOFTWARE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-20008	74-2415696
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

110 Wild Basin Road, Suite 100, Austin, Texas 78746
(Address of principal executive offices)

512-437-2700
(Registrant’s telephone number, including area code)

N/A
(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           On March 23, 2015, the Compensation Committee of the Board of Directors (the "Board") of Asure Software, Inc. (the "Company"), approved annual base salaries and target annual bonus percentages for the executive officers, in each case effective as of March 1, 2015, as set forth below. The financial performance metrics for the 2015 bonus plan include the achievement of specified goals with respect to the Company’s cloud revenue and EBITDA.

On March 23, 2015, the Compensation Committee of the Board also granted options to the executive officers to purchase shares of our Common Stock under our 2009 Equity Plan, as amended. The exercise price of the options will be the closing price of our Common Stock on the Nasdaq Capital Market on March 31, 2015. The options will vest over a three year period, with one-third vesting on March 31, 2016 and an additional 8.33% vesting every three months thereafter.

One-half of the options granted to Patrick Goepel, Chief Executive Officer, are performance based. These options would vest upon successful achievement of the Company’s 2015 bonus plan EBITDA target.

Named Executive Officer	Title	2015 Annual Base Salary	2015 Annual Target Bonus (as a percentage of base salary)	Options Granted
Patrick Goepel	Chief Executive Officer	$300,000.00	60%	60,000
Steven Rodriguez	Chief Operating Officer	$240,000.00	45%	10,000
Brad Wolfe	Chief Financial Officer	$200,000.00	35%	10,000
Mike Kinney	Vice President of Sales	$200.000.00	20%	10,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: March 25, 2015                                                                         By           /s/ Brad Wolfe
     Brad Wolfe, Chief Financial Officer